EX-16.1

April 10, 2014

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Re:  Intelligent Highway Solutions, Inc.

Ladies and Gentlemen:

I have read the statements made by Intelligent Highway Solutions, Inc., which were provided to me and which I understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K/A, regarding the change in certifying accountant.  I agree with the statements concerning our firm in such Current Report on Form 8-K/A.  I have no basis to agree or disagree with other statements made under Item 4.01.

I hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

/s/ Sam Kan

Sam Kan & Company